Exhibit 3.1

ZBB ENERGY CORPORATION

CERTIFICATE OF CANCELLATION
OF
SERIES A PREFERRED STOCK

Pursuant to Section 180.0602
of the Wisconsin Business Corporation Law

The undersigned, ZBB Energy Corporation, a Wisconsin corporation (the "Corporation"), in accordance with the provisions of Section 180.0602 of Wisconsin Business Corporation Law, for the purposes of eliminating from the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), all matters set forth in the Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock of the Corporation filed with the Secretary of State of the State of Wisconsin on November 15, 2010 (the "Certificate of Designations") with respect to the Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock"), of the Corporation for purposes of cancelling the Series A Preferred Stock, hereby certifies that:

        1.     The undersigned is the duly elected and acting Chief Financial Officer and Secretary of the Corporation.

        2.     In accordance with the provisions of Section 180.0602 of Wisconsin Business Corporation Law, the Board of Directors of the Corporation has adopted the following resolutions eliminating from the Articles of Incorporation all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock for purposes of cancelling the Series A Preferred Stock:

WHEREAS, as the result of the redemption, retirement and cancellation of all shares of Series A Preferred Stock heretofore issued by the Corporation, no shares of Series A Preferred Stock are outstanding;

WHEREAS, the Board of Directors has determined that no shares of Series A Preferred Stock shall hereafter be issued pursuant to the Certificate of Designations; and

WHEREAS, the Board of Directors has therefore determined that it is in the best interests of the Corporation and its shareholders that all matters set forth in the Corporation’s articles of incorporation with respect to the Series A Preferred Stock be eliminated;

NOW, THEREFORE, BE IT RESOLVED, that no shares of Series A Preferred Stock are outstanding;

FURTHER, RESOLVED, that no shares of Series A Preferred Stock shall hereafter be issued pursuant to the Certificate of Designations;

FURTHER, RESOLVED, that in accordance with Section 180.0602 of Wisconsin Business Corporation Law all matters set forth in the Corporation’s Articles of Incorporation with respect to the Series A Preferred Stock are hereby eliminated; and

FURTHER, RESOLVED,  that the chief executive officer, chief financial officer, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Cancellation of Series A Preferred Stock in accordance with the foregoing resolutions and the provisions of Wisconsin law

        The undersigned declares under penalty of perjury under the laws of the State of Wisconsin that the matters set out in the foregoing Certificate are true of his own knowledge and that the foregoing Certificate has been duly adopted by the Corporation’s Board of Directors in accordance with the Wisconsin Business Corporation Law.

Executed at Menomonee Falls, Wisconsin, on July 3, 2012.

ZBB ENERGY CORPORATION

By /s/ Will Hogoboom
(Signature)
Name: Will Hogoboom
Title: Chief Financial Officer and Secretary